Exhibit 12.1

Sensata Technologies B.V.

Computation Of Ratio Of Earnings To Fixed Charges

(dollars in thousands)

(Unaudited)

	Predecessor							Successor
	2001	2002	2003	2004	2005	Nine months ended September 30, 2005	January 1, 2006 -April 26, 2006	April 27, 2006 - September 30, 2006
	(Unaudited)	(Unaudited)	(Audited)	(Audited)	(Audited)	(Unaudited)	(Unaudited)	(Unaudited)
Income before income taxes	$128,086	$178,605	$190,872	$235,446	$224,807	$178,830	$71,166	$(122,693)

Fixed charges:
Interest expense and amortization of debt issuance cost	—	—	—	—	105	—	620	122,304
Portion of rent estimated to represent the interest factor	907	1,121	1,018	810	985	751	632	563

Total fixed charges	$907	$1,121	$1,018	$810	$1,090	$751	$1,252	$122,867

Income before income taxes plus fixed charges	$128,993	$179,726	$191,890	$236,256	$225,897	$179,581	$72,418	$174

Ratio of earnings to fixed charges	142.2	160.3	188.5	291.7	207.2	239.1	57.8	0.0	(1)

(1)	Due to the registrant’s loss in the successor period April 27 to September 30, 2006, the ratio coverage was less than 1:1. The registrant must generate additional earnings of $122,693 to achieve a coverage of 1:1.

Rental and Lease Costs

Calculation of interest portion

Source: SAP Actuals

(In $)
	PREDECESSOR							SUCCESSOR
Accts	2001	2002	2003	2004	2005	1/1 - 9/30/05	1/1 - 4/26/06	4/26-9/30/06
Manufacturing
4871 - Operating Lease - Real	846,994	835,606	529,654	137,120	348,329	247,314	1,177,386	386,679
4874 - Operating Lease - Personal	16,802	100,088	95,909	73,431	101,063	89,099	24,215	28,904
4881 - Rent - Real	154,018	176,025	79,015	92,728	47,909	39,719	13,184	245,486
4884 - Rent - Personal	37,902	125,329	358,421	442,855	405,715	327,930	66,598	135,549
Inactive rent/lease accounts with activity	298,206	77,328	10,124

Engineering
4871 - Operating Lease - Real	0	0	0	53	0	0	0	(4,985)
4874 - Operating Lease - Personal	0	6,879	429	11,017	12,730	10,969	6,949	7,018
4881 - Rent - Real	37,180	80,994	67,043	3,290	384	0	4,387	1,320
4884 - Rent - Personal	8,244	13,736	25,898	27,609	45,059	35,754	10,869	12,323
Inactive rent/lease accounts with activity	27,798	410	523

Sales and Marketing
4871 - Operating Lease - Real	74,605	66,985	87,853	135,775	239,474	185,816	76,143	235,238
4874 - Operating Lease - Personal	7,208	53,711	54,000	24,831	9,962	8,143	920	3,192
4881 - Rent - Real	2,515	2,607	4,982	21,738	34,813	27,300	7,779	94
4884 - Rent - Personal	19,223	40,335	199,257	340,602	337,260	238,514	110,081	101,580
Inactive rent/lease accounts with activity	148,311	130,925	26,023

Admin
4871 - Operating Lease - Real	53,333	55,418	45,735	150,336	676,942	488,303	242,021	394,740
4874 - Operating Lease - Personal	245,083	450,215	214,737	106,551	71,638	68,926	36,222	11,552
4881 - Rent - Real	337,836	911,363	938,689	372,461	0	0	3,265	2,135
4884 - Rent - Personal	75,203	128,969	261,924	339,906	467,826	356,755	68,181	82,332
Inactive rent/lease accounts with activity	283,059	67,308	2,426

R&D
4871 - Operating Lease - Real	0	0	0	0	0	0	0	0
4874 - Operating Lease - Personal	0	3,756	0	0	7,861	7,861	0	0
4881 - Rent - Real	0	0	0	3,182	286	0	0	0
4884 - Rent - Personal	0	10,791	49,999	147,408	146,660	119,147	46,587	45,712
Inactive rent/lease accounts with activity	47,010	24,192	0

Total Operating lease and rental expense	2,720,530	3,362,970	3,052,641	2,430,893	2,953,911	2,251,550	1,894,787	1,688,869
Interest portion calculation	906,843	1,120,990	1,017,547	810,298	984,637	750,517	631,596	562,956
(calculated at 33.3% times total rent/lease expense)